PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To MTN prospectus supplement,	Registration No. 333-132911
general prospectus supplement
and prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2588

$710,000

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

10% Knock-In Notes

Linked to Oil Service HOLDRsSM

due October 23, 2007

(the “Notes”)

$1,000 original public offering price per Note

The Notes:

•        The Notes are designed for investors seeking interest payments on their investment and who are willing to accept the risk of receiving Oil Service HOLDRs (trading symbol “OIH”) that will be worth less than the original public offering price per Note, resulting in a loss of principal.

•        We will pay interest on the principal amount of the Notes monthly, at a rate of 10% per year, beginning November 23, 2006.

•        We cannot redeem the Notes prior to the maturity date.

•        The Notes will not be listed on any securities exchange.

•        The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No.: 59018YYJ4.

•        The settlement date for the Notes is expected to be October 23, 2006.

Payment on the maturity date:

•        The knock-in price equals $102.70.

•        The amount you receive on the maturity date will be based upon the direction and magnitude of the change in the price of the Oil Service HOLDRs over the term of the Notes:

•      If the closing market price of the Oil Service HOLDRs is equal to or above the knock-in price on each trading day during the term of the Notes, or if the closing market price of the Oil Service HOLDRs on the third trading day before the maturity date is at or above the Initial Price, on the maturity date you will receive a cash payment per Note equal to the $1,000 original public offering price per Note.

•      If the closing market price of the Oil Service HOLDRs is below the knock-in price on any trading day during the term of the Notes, and the closing market price of the Oil Service HOLDRs on the third trading day before the maturity date is below the Initial Price, on the maturity date you will receive a fixed number of Oil Service HOLDRs, equal to the then current multiplier, that will at that time be worth less than the original public offering price per Note.

•      The initial multiplier was determined by dividing $1,000 by 128.38, the closing market price of one Oil Service HOLDRs on the date the Notes were priced for initial sale to the public (the “Initial Price”), and equals 7.78937529.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page PS-7 of this pricing supplement and page S-3 of the accompanying MTN prospectus supplement.

	Per Note	Total
Public offering price (1)	$1,000.00	$710,000
Underwriting discount	$20.00	$14,200
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$980.00	$695,800

(1)	Plus accrued interest from October 23, 2006, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is October 18, 2006.

“HOLDRsSM” and “HOLding Company Depositary ReceiptSSM” are service marks of Merrill Lynch & Co., Inc.

Pricing Supplement

SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-7
DESCRIPTION OF THE NOTES	PS-11
THE TRUST	PS-20
UNITED STATES FEDERAL INCOME TAXATION	PS-22
ERISA CONSIDERATIONS	PS-26
USE OF PROCEEDS AND HEDGING	PS-27
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-27
EXPERTS	PS-27
INDEX OF CERTAIN DEFINED TERMS	PS-28

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

MERRILL LYNCH & CO., INC	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the 10% Knock-In Notes Linked to Oil Service HOLDRs due October 23, 2007 (the “Notes”). You should carefully read this pricing supplement, the accompanying MTN prospectus supplement, general prospectus supplement and prospectus (collectively, the “Prospectus”) to fully understand the terms of the Notes, certain matters related to the Oil Service HOLDRs and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section in this pricing supplement and the accompanying MTN prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Oil Service HOLDRs” are depositary receipts issued by the Oil Service HOLDRs Trust (the “Trust”) which trade on the American Stock Exchange (“AMEX”) under the symbol “OIH”. We have attached the prospectus supplement dated June 30, 2006 and the prospectus dated February 16, 2006 for Oil Service HOLDRs (collectively the “HOLDRs Prospectus”). You should carefully read the HOLDRs Prospectus including the section entitled “Risk Factors” to fully understand the operation and management of the Trust and risks that may affect the price of the Oil Service HOLDRs. The Trust will not receive any of the proceeds from the sale of the Notes and will not have any obligations with respect to the Notes.

We have attached the HOLDRs Prospectus and are delivering it to you together with this Prospectus of ML&Co. for the convenience of reference only. The HOLDRs Prospectus does not constitute a part of this Prospectus, nor is it incorporated by reference into this Prospectus.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on October 23, 2007. We cannot redeem the Notes at an earlier date.

Each unit will represent a single Note with a $1,000 original public offering price per Note. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the sections entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

What is the Trust?

The Trust was formed under a Depositary Trust Agreement, dated as of February 6, 2001 among The Bank of New York, as trustee, MLPF&S, as the initial depositor, other depositors and the owners of the Oil Service HOLDRs. The Trust is not a registered investment company under the Investment Company Act of 1940.

The Trust currently holds shares of common stock issued by a group of specified companies (the “Underlying Stocks”) that were, at the time of the initial offering of the Oil Service HOLDRs, generally considered to be involved in various segments of the oil service industry. The Trust issued Oil Service HOLDRs that represent an undivided beneficial ownership interest in the shares of common stock held by the Trust. Oil Service HOLDRs are separate from the underlying securities that are represented by the Oil Service HOLDRs. The Oil Service HOLDRs are listed on the AMEX under the trading symbol “OIH”.

You should carefully read the HOLDRs Prospectus accompanying this Prospectus of ML&Co. to fully understand the operation and management of the Trust. The risks described in the HOLDRs Prospectus under the section entitled “Risk

Factors” may affect the prices of the Oil Service HOLDRs and, therefore, the value of the Notes. The HOLDRs Prospectus is not incorporated by reference into this Prospectus, and we make no representation or warranty as to the accuracy or completeness of the information.

An investment in the Notes does not entitle you to an ownership interest in the Oil Service HOLDRs or in the securities held by the Trust.

What is the Trust’s role in the Notes?

The Trust has not authorized or approved the Notes and has no financial or legal obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or holders of the Notes into consideration for any reason. The Trust will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes.

How have the Oil Service HOLDRs performed historically?

We have included a table and a graph showing the historical month-end closing market prices per unit of Oil Services HOLDRs from February 2001 through September 2006, in the section entitled “The Trust—Historical Data” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Oil Services HOLDRs in various economic environments; however, past performance of the Oil Service HOLDRs is not necessarily indicative of how the Oil Service HOLDRs will perform in the future.

When will I receive interest?

Interest on the Notes will accrue at a rate of 10% per year on the $1,000 original public offering price per Note from and including the settlement date or from the most recent interest payment date for which interest has been paid or provided to but excluding the maturity date. You will receive monthly interest payments on the 23rd day of each month during the term of the Notes, beginning November 23, 2006. If any interest payment date is not a Business Day, you will receive payment of any accrued and unpaid interest on the following Business Day with no additional interest as a result of the delay.

What will I receive on the maturity date of the Notes?

On the maturity date, for each unit of the Notes that you own, in addition to accrued and unpaid interest, you will receive a cash payment equal to the Redemption Amount or delivery of Oil Service HOLDRs.

The “Redemption Amount” to which you will be entitled, and whether you will receive Oil Service HOLDRs, depends on the closing market prices of the Oil Service HOLDRs during the term of the Notes and just prior to maturity:

(i) If the closing market price is equal to or above the Knock-In Price on each Trading Day (as defined herein) during the term of the Notes, or the Ending Value is equal to or greater than the Initial Price, the Redemption Amount per Note will equal $1,000.

(ii) If the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes, and the Ending Value is less than the Initial Price, we will deliver to you a number of Oil Service HOLDRs equal to the then current Multiplier (as defined below).

The “Knock-In Price” equals 102.70, 80% of the Initial Price.

The “Initial Price” equals 128.38, the closing market price of one Oil Service HOLDRs on the date the Notes were priced for initial sale to the public (the “Pricing Date”).

The “Ending Value” will equal the closing market price at which the Oil Service HOLDRs traded on the third scheduled Trading Day before the maturity date of the Notes, subject to adjustment as described in this pricing supplement if on that Trading Day there is a disruption in the trading of the Oil Service HOLDRs, certain futures or options contracts relating to the Oil Service HOLDRs, the Underlying Stocks or certain futures or options contracts relating to the Underlying Stocks.

The initial “Multiplier” equals 7.78937529 and was determined on the Pricing Date by dividing $1,000, the original public offering price per Note, by the Initial Price. We will not distribute Oil Service HOLDRs in lots of less than 100 Oil Service HOLDRs. Instead, the number of Oil Service

HOLDRs to be delivered on the maturity date will be aggregated and the value of any Oil Service HOLDRs in lots of less than 100 will be paid in cash. Please see the section entitled “Description of the Notes—Payment at Maturity”.

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), the AMEX and The Nasdaq Stock Market (the “Nasdaq”) are open for trading as determined by the Calculation Agent (as defined herein).

Examples

Set forth below are three examples of Redemption Amount calculations based on the following terms:

Initial Price: $128.38

Knock-In Price: $102.70

Multiplier: 7.78937529

Example 1—The hypothetical Ending Value is equal to 105% of the Initial Price (Whether the closing market price was below the Knock-In Price on any Trading Day during the term of the Notes would not affect the Redemption Amount):

Hypothetical Ending Value: 134.80

Redemption Amount (per Note): $1,000

Example 2—The hypothetical Ending Value is equal to 90% of the Initial Price but the closing market price was equal to or above the Knock-In Price on every Trading Day during the term of the Notes:

Hypothetical Ending Value: 115.54

Redemption Amount (per Note): $1,000

Example 3—The hypothetical Ending Value is equal to 90% of the Initial Price but the closing market price was below the Knock-In Price on one or more Trading Day during the term of the Notes:

Hypothetical Ending Value: 115.54

Redemption Amount (per Note): a number of Oil Service HOLDRs equal to the then current Multiplier and having a current market value of less than $1,000

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a put option to acquire Oil Service HOLDRs. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes upon any sale prior to the maturity date. You should review the section entitled “Risk Factors—A trading market the Notes is not expected to develop and if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes” in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the security. This price may be influenced by many factors, such as interest rates, volatility and the current price of the Oil Service HOLDRs. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the price of the Oil Service HOLDRs and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the original public offering price per Note. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers of your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S currently intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount (in such capacity, the “Calculation Agent”). Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as Calculation Agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the maturity date. If the closing market price of the Oil Service HOLDRs is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, you will receive a number of Oil Service HOLDRs equal to the then current Multiplier. If you receive Oil Service HOLDRs, the value of the Oil Service HOLDRs you receive on the maturity date will be less than the original public offering price per Note. Accordingly, you may lose part or all of your principal investment.

The Redemption Amount cannot exceed the stated principal amount on the maturity date

You should understand that the maximum amount you will earn through an investment in the Notes is interest on the Notes at a rate of 10% per year on the $1,000 original public offering price per Note and that the Redemption Amount cannot exceed the stated original public offering price per Note on the maturity date. However, in the event that the closing market price of the Oil Service HOLDRs is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, the value of the Oil Service HOLDRs you receive on the maturity date will be less than the original public offering price per Note and you may therefore lose a part or all of your principal investment in the Notes.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

A trading market for the Notes is not expected to develop and if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the $1,000 original public offering price per Note. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the price of the Oil Service HOLDRs and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the $1,000 original public offering price per Note. This is due to, among other things, the fact that the $1,000 original public offering price per Note included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the price of the Oil Service HOLDRs. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The price of the Oil Service HOLDRs is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the price of the Oil Service HOLDRs. However, you generally should not expect the increase or decrease in the value of your Notes to be identical to the increase or decrease in the value of the Oil Service HOLDRs. If you choose to sell your Notes when the price of the Oil Service HOLDRs, as adjusted for the Multiplier, exceeds the Initial Price, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the price of the Oil Service HOLDRs will continue to fluctuate until the Ending Value is determined. In addition, because the Redemption Amount cannot exceed the stated original public offering price per Note at maturity, we do not expect that the Notes will trade in the secondary market above a price that is equal to the original public offering price per Note plus the outstanding interest payments per Note.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase.

Changes in the volatility of the Oil Service HOLDRs are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Oil service company stock prices have been and will likely continue to be extremely volatile. Oil service companies stock prices could be subject to wide fluctuations in response to a variety of factors, including: the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the Underlying Stocks may adversely affect the price of the Oil Service HOLDRs and consequently the trading value of your Notes.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the price of the Oil Service HOLDRs. This difference will reflect a “time premium” due to expectations concerning the price of the Oil Service HOLDRs during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in dividend yields of the Oil Service HOLDRs are expected to affect the trading value of the Notes. In general, if the dividend yields on the Oil Service HOLDRs increase, we expect the trading value of the Notes to decrease and, conversely, if the dividend yields on the Oil Service HOLDRs decrease, we expect the trading value of the Notes will increase.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the price of the Oil Service HOLDRs over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given price of the Oil Service HOLDRs will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

As a holder of the Notes, you are not entitled to rights in the Trust or the Underlying Stocks

Holders of the Notes will not be entitled to any rights in the Oil Service HOLDRs including, for example, the right to receive dividends or other distributions and voting rights in connection with the Underlying Stocks.

No investigation of the underlying securities

The Underlying Stocks initially included in the Oil Service HOLDRs were selected by MLPF&S based on the market capitalization of issuers and the market liquidity of the common stocks in the oil service industry, without regard for the value, price performance, volatility or investment merit of the Underlying Stocks. The Trust and MLPF&S, and each of their affiliates, have not performed any investigation or review of the selected companies, including the public filings by the companies. Investors and market participants should not conclude that the inclusion of a company is any form of investment recommendation by the Trust, MLPF&S, or their respective affiliates.

Not necessarily representative of the oil service industry

While the Underlying Stocks held in the Trust are common stocks of companies generally considered to be involved in various segments of the oil service industry, the Underlying Stocks and the Oil Service HOLDRs may not necessarily follow the price movements of the entire oil service industry generally. If the Underlying Stocks decline in value, the Oil Service HOLDRs will decline in value even if common stock prices in the oil service industry generally increase in value.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Underlying Stocks, futures or options contracts on the Underlying Stocks, Oil Service HOLDRs or futures or options contracts on Oil Service HOLDRs for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and the Oil Service HOLDRs in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the Underlying Stocks and the Oil Service HOLDRs. Temporary increases or decreases in the market prices of these stocks and the Oil Service HOLDRs may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of these stocks and the Oil Service HOLDRs may change subsequent to the Pricing Date, affecting the trading value of the Notes.

Potential conflicts of interest could arise

Our subsidiary MLPF&S is our agent for the purposes of calculating the Ending Value and the Redemption Amount. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether a Market Disruption Event, as defined under “Description of the Notes—Payment at Maturity,” has occurred or in connection with judgments that it would be required to make with regard to whether the price of Oil Service HOLDRs can be determined on a trading day. MLPF&S is required to carry out its duties as

Calculation Agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

MLPF&S, as initial depositor, selected the Underlying Stocks included in the Trust and may face possible conflicts of interest in connection with its activities. For example, MLPF&S and its affiliates, may engage in investment banking and other activities, may provide services to issuers of the Underlying Stocks in connection with its business, or may trade in the underlying securities for its own account. All of these activities may result in conflicts of interest with respect to the financial interest of MLPF&S, on the one hand, and, on the other hand, MLPF&S’s activity in the secondary market in the Underlying Stocks, and the creation and cancellation of Oil Service HOLDRs by MLPF&S.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount or deliver Oil Service HOLDRs, as applicable, on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies issuing the Underlying Stocks including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies issuing the Underlying Stocks. Any prospective purchaser of the Notes should undertake an independent investigation of the companies issuing the Underlying Stocks as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. The Notes will mature on October 23, 2007. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 59018YYJ4.

The Notes will not be subject to redemption by ML&Co. or repayment at the option of any holder of the Notes before the maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a $1,000 original public offering price per Note. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The initial Multiplier for the Notes, when multiplied by the closing market price of the Oil Service HOLDRs on the Pricing Date, will equal $1,000, the original public offering price per Note.

The Notes will not have the benefit of any sinking fund.

Interest

The Notes will bear interest at a rate of 10% per year on the $1,000 original public offering price per Note from and including the settlement date or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the maturity date. ML&Co. has determined that, for United States federal income tax purposes, monthly payments equal to 5.30% (per year) of the stated principal amount of a Note equals the “Debt Instrument Interest Payments” and 4.70% (per year) constitutes the “Put Option Premiums”. See “United States Federal Income Taxation—General”. We will pay interest on the Notes in cash monthly in arrears on the 23rd day of each month, beginning November 23, 2006, and ending on the maturity date. We will pay this interest to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding each interest payment date, whether or not a Business Day. Notwithstanding the foregoing, upon redemption, the final payment of interest will be paid to the person to whom ML&Co. pays the Redemption Amount or delivers Oil Service HOLDRs, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment or delivery.

“Business Day” means any day other than a Saturday or a Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive the Redemption Amount of that Note, or the delivery of Oil Service HOLDRs, as provided below.

The “Redemption Amount” to which you will be entitled, and whether you will receive Oil Service HOLDRs, depends on the closing market prices of the Oil Service HOLDRs during the term of the Notes and at maturity:

(i) If the closing market price is equal to or above the Knock-In Price on each Trading Day during the term of the Notes, or the Ending Value is equal to or greater than the Initial Price, the Redemption Amount per Note will equal $1,000.

(ii) If the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, we will deliver to you a number of Oil Service HOLDRs equal to the then current Multiplier for each $1,000 original public offering price of this Note.

We will not distribute Oil Service HOLDRs in lot amounts of less than 100 Oil Service HOLDRs or multiples thereof. If the number of Oil Service HOLDRs to be delivered on the maturity date is not divisible by 100, we will aggregate all rights due to a registered holder on the maturity date, and, in lieu of delivering lots of less than 100 Oil Service HOLDRs, we will pay to the registered holder the cash value of any Oil Service HOLDRs in lots of less than 100 based on the closing market price. In addition, we will not distribute fractional rights to Oil Service HOLDRs and will deliver the cash value of any fractional rights based on the closing market price. While the Notes are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional rights. You should consult the participant through which you hold the Notes to ascertain a participant’s specific policy.

If the Calculation Agent in its sole discretion determines that it will be impracticable for ML&Co. to deliver the Oil Service HOLDRs, whether due to the occurrence of a Market Disruption Event or any other event or circumstance, then ML&Co. will discharge its obligations in respect of the Notes by payment of a cash settlement price based on a valuation of the Oil Service HOLDRs as determined by the Calculation Agent on a commercially reasonable basis.

The “Knock-In Price” equals 102.70, 80% of the Initial Price.

The “Initial Price” equals 128.38, the closing market price of one Oil Service HOLDRs on the Pricing Date.

The “Ending Value” will be determined by the Calculation Agent and will equal the value of the Reference Property (as defined below) determined as follows:

(A)	for any portion of the Reference Property consisting of cash:

•	that cash, plus

•	interest on the amount accruing from and including the date of the payment of that cash to holders of the Reference Property for which that cash was paid to but excluding the maturity date at a fixed interest rate determined on the date of the payment equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of ML&Co. with a term approximately equal to the remaining term for the Notes as determined by the Calculation Agent;

(B)	for any portion of the Reference Property consisting of property other than cash or Reference Securities (as defined below):

•	the market value of that property, as determined by the Calculation Agent on the date that the property was delivered to holders of the relevant Reference Property for which the property was distributed, plus

•	interest on the amount accruing from and including the date of delivery to but excluding the maturity date at a fixed interest rate determined as described in (A) above; and

(C)	for any portion of the Reference Property consisting of Reference Securities, the closing market prices of each such Reference Security determined on the third scheduled Trading Day before the maturity of the Notes. If that day is not a Trading Day, or if a Market Disruption Event has occurred on that Trading Day, then the Ending Value will equal the closing market prices of that Reference Security on the second scheduled Trading Day before the maturity date of the Notes, regardless of the occurrence of a Market Disruption Event on that scheduled Trading Day. If the closing market price cannot be determined on such second scheduled Trading Day, then the Ending Value will be determined by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances.

“Reference Property” initially shall mean one Oil Service HOLDRs. The Reference Property will be subject to adjustment from time to time in accordance with the adjustment provisions described below under “—Dilution and Reorganization Adjustments”.

“Reference Securities” shall mean any securities included in the Reference Property.

“Trading Day” means a day on which the NYSE, the AMEX and the Nasdaq are open for trading as determined by the Calculation Agent.

The initial “Multiplier” equals 7.78937529 and was determined on the Pricing Date by dividing $1,000, the original public offering price per Note, by the Initial Price. We will not distribute Oil Service HOLDRs in lots of less than 100 Oil Service HOLDRs. Instead, the number of Oil Service HOLDRs to be delivered on the maturity date will be aggregated and the value of any Oil Service HOLDRs in lots of less than 100 will be paid in cash. Please see the section entitled “—Payment at Maturity”.

“Closing market price” means:

(a)	If the Oil Service HOLDRs (or any other security for which a closing market price must be determined for purposes of the Notes) are listed or admitted to trading on a national securities exchange in the United States registered under the Exchange Act (“registered national securities exchange”), are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. or are quoted on a United States quotation medium or inter-dealer quotation system (e.g. the Pink Sheets), then the closing market price means:

•	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, the occurrence of a Market Disruption Event, as described below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

(b)	If the Oil Service HOLDRs (or any other security for which a closing market price must be determined for purposes of the Notes) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, or are not quoted on any other United States quotation medium or inter-dealer system, then the closing market price means for each Oil Service HOLDR (or any other security for which a closing market price must be determined for purposes of the Notes) then the last reported sale price on that day on the foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if that last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the closing market price will mean the arithmetic mean of the last available bid and offer price on that foreign exchange.

If the Oil Service HOLDRs (or any other security for which a closing market price must be determined for purposes of the Notes) are not so listed on a registered national securities exchange, are not included in the OTC Bulletin Board, are not quoted on any other United States quotation medium or inter-dealer quotation system, are not listed or admitted to trading on any foreign securities exchange or if the last reported sale price or bid and offer are not obtainable, then the closing market price will mean the arithmetic mean of the last available bid and offer prices in that market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Oil Service HOLDRs on the primary market for the Oil Service HOLDRs for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Oil Service HOLDRs, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(B)	a determination by the Calculation Agent in its sole discretion that the event described in clause (A) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a suspension in trading in a futures or option contract in the Oil Service HOLDRs, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or option contracts related to that stock;

(3)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(4)	for the purpose of clause (A) above, any limitation on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

If the maturity date is not a Business Day, we will pay the Redemption Amount or deliver the Oil Service HOLDRs, as the case may be, on the next Business Day following the maturity date and no additional interest will accrue as a result of the delayed payment or delivery.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

The following tables illustrate, for the Initial Price and a range of hypothetical Ending Values, the product of the hypothetical Ending Value and the initial Multiplier, the percentage change in the price of the Oil Service HOLDRs from the Pricing Date to the third scheduled Trading Day before the maturity date, the value of the amount payable or Oil Service HOLDRs deliverable on the Notes on the maturity date, including the payment of accrued and unpaid interest on the maturity date, the total annualized yield on the Notes on the maturity date and the total annualized yield from direct ownership of Oil Service HOLDRs.

The following tables are based on the following terms:

• the expected original issue date:	October 23, 2006

• the initial Share Multiplier:	7.78937529 (based on the Initial Price of $128.38 on the Pricing Date)

• the Knock-In Price:	$102.70

• the interest rate:	10% per year

• the interest payment dates:	The 23rd day of each month, beginning November 23, 2006 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• the maturity date:	October 23, 2007

Payment at maturity if the closing market price is equal to or above the Knock-In Price on each Trading Day during the term of the Notes:

Hypothetical Ending Value	Hypothetical amount payable on the Notes excluding interest	Hypothetical amount payable on the Notes including interest(1)	Total annualized yield on the Notes on the maturity date(1)(2)	Total annualized yield from direct ownership of the Oil Service HOLDRs(3)
$102.70	$1,000.00	$1,008.33	10.47%	-20.00%
$115.54	$1,000.00	$1,008.33	10.47%	-10.00%
$128.38(4)	$1,000.00(5)	$1,008.33	10.47%	0.00%
$141.22	$1,000.00	$1,008.33	10.47%	10.00%
$154.06	$1,000.00	$1,008.33	10.47%	20.00%
$166.89	$1,000.00	$1,008.33	10.47%	30.00%
$179.73	$1,000.00	$1,008.33	10.47%	40.00%
$192.57	$1,000.00	$1,008.33	10.47%	50.00%
$205.41	$1,000.00	$1,008.33	10.47%	60.00%
$218.25	$1,000.00	$1,008.33	10.47%	70.00%
$243.92	$1,000.00	$1,008.33	10.47%	90.00%
$256.76	$1,000.00	$1,008.33	10.47%	100.00%
$269.60	$1,000.00	$1,008.33	10.47%	110.00%
$282.44	$1,000.00	$1,008.33	10.47%	120.00%
$295.27	$1,000.00	$1,008.33	10.47%	130.00%
$308.11	$1,000.00	$1,008.33	10.47%	140.00%

Payment at maturity if the closing market price is below the Knock-In Price on one or more Trading Days during the term of the Notes:

Hypothetical Ending Value	Hypothetical amount payable on the Notes excluding interest	Hypothetical amount payable on the Notes including interest(1)	Total annualized yield on the Notes on the maturity date(1)(2)	Total annualized yield from direct ownership of the Oil Service HOLDRs(3)
$ 38.51	$ 300.00	$ 308.33	-59.53%	-70%
$ 51.35	$ 400.00	$ 408.33	-49.53%	-60%
$ 64.19	$ 500.00	$ 508.33	-39.53%	-50%
$ 77.03	$ 600.00	$ 608.33	-29.53%	-40%
$ 89.87	$ 700.00	$ 708.33	-19.53%	-30%
$102.70	$ 800.00	$ 808.33	-9.53%	-20%
$115.54	$ 900.00	$ 908.33	0.47%	-10%
$128.38(4)	$1,000.00(5)	$1,008.33	10.47%	0%
$141.22	$1,000.00	$1,008.33	10.47%	10%
$154.06	$1,000.00	$1,008.33	10.47%	20%
$166.89	$1,000.00	$1,008.33	10.47%	30%
$179.73	$1,000.00	$1,008.33	10.47%	40%
$192.57	$1,000.00	$1,008.33	10.47%	50%
$205.41	$1,000.00	$1,008.33	10.47%	60%
$218.25	$1,000.00	$1,008.33	10.47%	70%
$231.08	$1,000.00	$1,008.33	10.47%	80%
$243.92	$1,000.00	$1,008.33	10.47%	90%

(1)	The amounts specified in these columns:
(a)	assume coupon payments are (i) made monthly on the 23rd day of each month, beginning November 23, 2006, and (ii) are not reinvested for the remainder of the term of the Notes;
(b)	assume an investment term from October 23, 2006 to October 23, 2007, a term expected to be equal to that of the Notes; and
(c)	are computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(2)	The total annualized yield at maturity represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Notes, the sum of these present values being equal to the original issue price.
(3)	This annualized yield assumes:
(a)	a percentage change in the value of the Oil Service HOLDRs that equals the percentage change in the product of the Multiplier and the Initial Price on the Pricing Date to the relevant hypothetical Ending Value multiplied by the Multiplier;
(b)	there are no dividend payments on the Oil Service HOLDRs for the term of the Notes;
(c)	no transaction fees or expenses; and
(d)	an investment term from October 23, 2006 to October 23, 2007, a term expected to be equal to that of the Notes.
(4)	This is the Initial Price.
(5)	This is the principal amount of one Note. This value represents the product of the Initial Price of $128.38 and the initial Multiplier of 7.78937529.

The above figures are for purposes of illustration only. The actual Redemption Amount received by, and whether Oil Service HOLDRs are delivered to, investors and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and whether the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes, each determined as described in this pricing supplement.

Dilution and Reorganization Adjustments

The Reference Property is subject to adjustment if an issuer of any Reference Security shall:

(i)	pay a stock dividend or make a distribution on that Reference Security in Reference Securities;

(ii)	subdivide or split the outstanding units of that Reference Security into a greater number of units;

(iii)	combine the outstanding units of that Reference Security into a smaller number of units;

(iv)	issue by reclassification of units of that Reference Security any units of another security of that issuer;

(v)	issue rights or warrants to all holders of that Reference Security entitling them to subscribe for or purchase shares, in the aggregate, for more than 5% of the number of those Reference Securities outstanding prior to the issuance of the rights or warrants at a price per share less than the then current market price of that Reference Security (other than rights to purchase that Reference Security pursuant to a plan for the reinvestment of dividends or interest); or

(vi)	pay a dividend or make a distribution to all holders of that Reference Security of evidences of its indebtedness or other assets:

•	including in the case where the Reference Security is Oil Service HOLDRs, any of the securities underlying Oil Service HOLDRs that may be distributed by the Trust, but,

•	excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend or issuance to all holders of that Reference Security of rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing assets are referred to as the “Distributed Assets” and any of the foregoing events are referred to as the “Dilution Events”).

For purposes of provision (vi) above, if the holder of a Reference Security can elect to receive securities in lieu of cash or property other than securities, then for purposes of provision (vi) above, the holders of the Reference Security shall be deemed to receive only the securities.

In the case of the Dilution Events referred to in clauses (i), (ii), (iii) and (iv) above, the Reference Property shall be adjusted to include the number of units of the Reference Security and/or security of that issuer which a holder of Reference Property as constituted immediately prior to the Dilution Event would have owned or been entitled to receive as a result of that Dilution Event. Each adjustment shall become effective immediately after the effective date for the dividend, distribution subdivision, split, combination or reclassification, as the case may be. Each adjustment shall be made successively.

In the case of the Dilution Event referred to in clause (v) above, the Reference Property shall be adjusted by multiplying the number of Reference Securities constituting Reference Property immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction:

•	the numerator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities offered for subscription or purchase pursuant to the rights or warrants, and

•	the denominator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities which the aggregate offering price of the total number of Reference Securities so offered for subscription or purchase pursuant to the rights or warrants would purchase at the current market price, determined as the average closing market price per Reference Security for the 20 Trading Days immediately prior to the date of such rights or warrants are issued, subject to certain adjustments, which shall be determined by multiplying such total number of Reference Securities by the exercise price of the rights or warrants and dividing the product so obtained by the current market price.

To the extent that the rights or warrants are not exercised before they expire, or if the rights or warrants are not issued, the Reference Property shall be readjusted to the Reference Property which would then be in effect had such adjustments for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Reference Securities actually delivered under the rights or warrants.

In the case of the Dilution Event referred to in clause (vi) above, the Reference Property shall be adjusted to include, from and after the dividend, distribution or issuance,

•	for the portion of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received on Reference Property as constituted on the date of the dividend, distribution or issuance, plus

•	for the portion of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received on Reference Property as constituted on the date of the dividend, distribution or issuance.

An “Extraordinary Cash Dividend” means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends or any other distribution made by the issuer of a Reference Security or made pursuant to an arrangement effecting a distribution of distributable profits or reserves, whether in cash or in specie, on any Reference Security occurring in such 12-month period (or, if the Reference Security was not outstanding at the commencement of such 12-month period or was not then a part of the Reference Property, occurring in such shorter period during which such Reference Security was outstanding and was part of the Reference Property) exceeds on a per share basis 10% of the average of the closing market prices per share of such Reference Security over such 12-month period (or shorter period during which such Reference Security was outstanding and was part of the Reference Property); provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis will be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such Reference Security or any subdivision, split, combination or reclassification of shares of such Reference Security.

If the Reference Security is Oil Service HOLDRs, the determination as to whether any cash dividend on such Oil Service HOLDRs is an Extraordinary Cash Dividend shall be made,

•	by examining which of the stocks underlying Oil Service HOLDRs is responsible for all or a portion of such cash dividend or distribution on Oil Service HOLDRs, and

•	treating each such stock underlying Oil Service HOLDRs as if it were a Reference Security only for this purpose and then determining whether such cash dividend would be an Extraordinary Cash Dividend as defined above with respect to such deemed Reference Security.

A “Reorganization Event” shall mean:

•	any consolidation or merger of an issuer of a Reference Security, or any surviving entity or subsequent surviving entity of that issuer (a “Successor Company”), with or into another entity, other than a merger or consolidation in which such issuer is the continuing corporation and in which the Reference Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such issuer or another corporation;

•	any sale, transfer, lease or conveyance to another corporation of the property of an issuer of a Reference Security or any Successor Company as an entirety or substantially as an entirety;

•	any statutory exchange of securities of an issuer of a Reference Security or any Successor Company with another corporation, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution, winding up or bankruptcy of an issuer of a Reference Security or any Successor Company.

If a Reorganization Event occurs, the Reference Property shall include:

•	for any cash received in that Reorganization Event, the cash received by a holder of the Reference Property as constituted on the date of the Reorganization Event;

•	for any property other than cash or securities received in that Reorganization Event, the property received by a holder of the Reference Property as constituted on the date of the Reorganization Event as determined by the Calculation Agent; and

•	for any securities received in that Reorganization Event, the securities received by a holder of the Reference Property as constituted on the date of the Reorganization Event (subject to adjustment on a basis consistent with the adjustment provisions described above).

All adjustments will be calculated to the nearest 1/10,000th of a share of the Reference Security, or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share. No adjustment shall be required unless that adjustment would require an increase or decrease of at least one percent in the closing market price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

The foregoing adjustments shall be made by MLPF&S, as Calculation Agent, and all adjustments, absent a manifest error, shall be final.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the Notes of the occurrence of the event and, if applicable, a statement in reasonable detail setting forth the adjusted closing market price to be used in determining the Ending Value.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 original public offering price per Note, will be equal to the Redemption Amount, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, determined as described in the accompanying MTN prospectus supplement, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE TRUST

ML&Co. has attached the HOLDRs Prospectus describing the Trust and is delivering it to purchasers of the Notes together with this Prospectus of ML&Co. for the convenience of reference only. The HOLDRs Prospectus does not constitute a part of this Prospectus, nor is it incorporated by reference into this Prospectus. The summary description below is qualified in its entirety by the information describing the Trust and the securities held by the Trust included in the attached HOLDRs Prospectus.

The Trust was formed pursuant to a Depositary Trust Agreement, dated as of February 6, 2001, among The Bank of New York, as trustee, MLPF&S, as the initial depositor, other depositors and the owners of the Oil Service HOLDRs. The Trust is not a registered investment company under the Investment Company Act of 1940.

The Trust issued Oil Service HOLDRs under the Depositary Trust Agreement. The Trust issues Oil Service HOLDRs that represent an undivided beneficial ownership interest in the shares of securities held by the Trust. Oil Service HOLDRs are separate from the underlying securities that are represented by the Oil Service HOLDRs.

Oil Service HOLDRs are listed on the AMEX under the trading symbol “OIH”.

You should carefully read the HOLDRs Prospectus accompanying this Prospectus of ML&Co. to fully understand the operation and management of the Trust. Neither the HOLDRs Prospectus nor the documents referred to therein are incorporated by reference into this Prospectus, and we make no representation or warranty as to the accuracy or completeness of the information.

The Trust will not publish or otherwise calculate the aggregate value of the Underlying Stocks.

Description of the underlying securities

Selection criteria

The underlying securities are the common stocks of a group of specified companies that, at the time of selection, were involved in various segments of the oil service industry and whose common stock is registered under Section 12 of the Exchange Act. The issuers of the Underlying Stocks were, at the time of selection, among the largest capitalized, most liquid companies in the oil service industry as measured by market capitalization and trading volume.

The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the Underlying Stocks.

The Trust has no obligations with respect to the Notes. This pricing supplement relates only to the Notes and does not relate to the Oil Service HOLDRs or other securities of the Trust. All disclosures contained in this pricing supplement regarding the Trust are derived from the publicly available documents described above. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Oil Service HOLDRs have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Trust could affect the price of the Oil Service HOLDRs and therefore the trading prices of the Notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the Oil Service HOLDRs.

Any prospective purchaser of the Notes should undertake an independent investigation of the Trust as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Historical Data

The Oil Service HOLDRs are principally traded on the AMEX. The following table sets forth the closing market prices of the Oil Service HOLDRs at the end of each month in the period from February 2001 through September 2006. This historical data on the Oil Service HOLDRs is not necessarily indicative of the future performance of the Oil Service HOLDRs or what the value of the Oil Service HOLDRs may be. Any historical upward or downward trend in the closing market price of the Oil Service HOLDRs during any period set forth below is not an indication that the Oil Service HOLDRs are more or less likely to increase or decrease at any time over the term of the Notes. The closing market prices listed below were obtained from Bloomberg Financial Markets.

	2001	2002	2003	2004	2005	2006
January		58.62	54.57	67.75	88.98	155.70
February	87.54	62.10	57.75	72.77	97.37	136.26
March	80.67	68.90	55.04	70.23	96.15	146.81
April	92.77	71.58	55.15	69.51	89.03	157.54
May	88.63	71.20	64.22	66.20	93.20	152.19
June	70.25	61.47	60.15	72.23	101.91	149.42
July	64.10	52.95	55.70	74.78	113.11	145.77
August	55.75	53.60	60.60	73.38	119.42	134.83
September	47.08	50.05	57.60	81.70	124.00	129.85
October	57.38	53.85	56.18	81.06	117.15
November	55.41	58.70	55.28	86.12	124.95
December	61.00	57.30	62.00	85.07	128.80

The following graph sets forth the historical performance of the Oil Service HOLDRs presented in the preceding table. Past movements of the Oil Service HOLDRs are not necessarily indicative of their future performance. On the Pricing Date, the last recorded transaction price on AMEX for the Oil Service HOLDRs was $128.38 per unit.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as an investment unit consisting of the following components (the “Components”):

•	a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Note; and

•	a put option (the “Put Option”) pursuant to which on the maturity date, if the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, the holder is required to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for a number of Oil Service HOLDRs equal to the then current Multiplier.

In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, as more fully discussed below, based on ML&Co.’s determination of its normal borrowing costs and the fair market value of the Put Option at the time of issuance of the Notes, a portion of the stated interest payments on a Note will be treated as interest on the Debt Instrument (the “Debt Instrument Interest Payments”) and the remainder will be treated as attributable to the holder’s sale of the Put Option to ML&Co. (the “Put Option Premiums”). Based on ML&Co.’s assessment as to, among other things, its normal borrowing costs and the fair market value of the Put Option at the time of issuance of the Notes, ML&Co. has determined that monthly payments equal to 5/30% (per year) of the stated principal amount of a Note equals the Debt Instrument Interest Payments and 4.70% (per year) constitutes Put Option Premiums. ML&Co.’s allocation of the stated interest payments on the Notes (as described above) will be binding on a holder of a Note, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The characterization and the tax treatment of the Notes described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization or treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization or tax treatment described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note (including alternative characterizations and tax treatments of a Note) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the characterization, tax treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Note

Interest on the Debt Instrument. As described above, the Debt Instrument is treated as bearing interest at a stated rate of 5.30% per annum (i.e., the Debt Instrument Interest Payments). Debt instruments that have a fixed maturity of one year or less, such as the Debt Instrument, are treated as having been issued with original issue discount. Accordingly, in general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument and (ii) all of the Debt Instrument Interest Payments payable throughout the term of the Debt Instrument over (b) the Debt Instrument’s issue price. For these purposes, the Debt Instrument’s issue price will equal $1,000 per Note of the Notes. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $1,000 per Note. A U.S. Holder’s tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any Debt Instrument Interest Payments previously received by the U.S. Holder.

Receipt of the Put Option Premiums will not be immediately taxable to a U.S. Holder upon receipt.

Exercise or Expiration of the Put Option. In the event that the Put Option expires unexercised (i.e., the Redemption Amount paid at maturity consists of a cash payment equal to the principal amount of a Note), a U.S.

Holder would recognize short-term capital gain with respect to the Put Option in an amount equal to the Put Option Premiums received by the U.S. Holder.

In the event that the Put Option is exercised (i.e., the Redemption Amount paid at maturity consists of a payment of Oil Service HOLDRs), a U.S. Holder would be deemed to have applied an amount (the “Put Option Payment Amount”) equal to the principal amount of the Debt Instrument less the Put Option Premiums received by the U.S. Holder toward the purchase of the Oil Service HOLDRs, and such U.S. Holder generally should not recognize any gain or loss with respect to the Oil Service HOLDRs received by such U.S. Holder. A U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of lots of less than 100 Oil Service HOLDRs and fractional rights to Oil Service HOLDRs. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Put Option Payment Amount that is allocable to such lots of less than 100 Oil Service HOLDRs or fractional rights. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the Oil Service HOLDRs so received would be equal to the Put Option Payment Amount less the portion of the Put Option Payment Amount that is allocable to any lots of less than 100 Oil Service HOLDRs or fractional rights to Oil Service HOLDRs. The U.S. Holder’s holding period for Oil Service HOLDRs would begin on the day immediately following the maturity date.

Sale or Exchange of the Notes

Upon a sale or exchange of a Note prior to the maturity of the Note, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and that U.S. Holder’s tax basis in the Components deemed so sold or exchanged. Any such gain or loss would generally be short-term capital gain or loss (except, as described above, to the extent of any accrued original issue discount on the Debt Instrument not previously included in income by the U.S. Holder). For these purposes, any amount attributable to accrued interest on the Debt Instrument (i.e., accrued Debt Instrument Interest Payments) would be taxed as described under “—Tax Treatment of a Note—Interest on the Debt Instrument” above.

Possible Alternative Tax Treatments of an Investment in a Note

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under other alternative U.S. federal income tax characterizations or treatments, which may also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note.

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized with respect to the Notes, will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Notes subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Note may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or deliver the Oil Service HOLDRs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended March 31, 2006 and April 1, 2005 and the three-month and six-month periods ended June 30, 2006 and July 1, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that unaudited interim condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Business Day	PS-11
Calculation Agent	PS-6
Closing market price	PS-13
Ending Value	PS-4
HOLDRs Prospectus	PS-3
Initial Price	PS-1
Knock-In Price	PS-4
Market Disruption Event	PS-14
Multiplier	PS-4
Notes	PS-1
Oil Service HOLDRs	PS-3
Pricing Date	PS-4
Prospectus	PS-3
Redemption Amount	PS-4
Reference Property	PS-13
Reference Securities	PS-13
Trading Day	PS-5
Trust	PS-3
Underlying Stocks	PS-3

$710,000

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

10% Knock-In Notes

Linked to Oil Service HOLDRsSM

due October 23, 2007

(the “Notes”)

$1,000 original public offering price per Note

PRICING SUPPLEMENT

Merrill Lynch & Co.

October 18, 2006